CRESTWOOD RRH, LTD.
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Tama, Budaj & Raab, P.C.
ELY TAMA, CPA* JEFFREY F. BUDAJ, CPA EMIL A. RAAB, CPA	Certified Public Accountants 32783 MIDDLEBELT ROAD FARMlNGTON HILLS, MICHIGAN 48334-1726	MEMBERS

BARTON A. LOWEN, CPA	(248) 626-3800	AMERICAN INSTITUTE OF
JOHN W. WEIPERT, CPA**	FAX: (248) 626-2276	CERTIFIED PUBLIC ACCOUNTANTS
SEAN M. DONOVAN, CPA	WWW.TBRCPA.COM
THOMAS D. MADOUSE, CPA		MICHIGAN ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

*ALSO LICENSED IN FLORIDA		FLORIDA INSTITUTE OF
AND SOUTH CAROLINA		CERTIFIED PUBLIC ACCOUNTANTS

**ALSO LICENSED IN FLORIDA		SOUTH CAROLINA ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS
Independent Auditors’ Report
To the Partners of
   CRESTWOOD RRH, LTD.
     We have audited the accompanying balance sheets of CRESTWOOD RRH, LTD. as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the General Partner and management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of CRESTWOOD RRH, LTD., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. This supplemental information is the responsibility of the Partnership’s management. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
January 26, 2007

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CRESTWOOD RRH, LTD.
(A FLORIDA LIMITED PARTNERSHIP)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
ASSETS

	2006	2005

CURRENT ASSETS
Cash and cash equivalents	$67,142	$68,819
Accounts receivable	7,281	11,930
Prepaid expenses and other current assets	500	500

TOTAL CURRENT ASSETS	74,923	81,249

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenants’ security deposits	49,750	47,075
Real estate tax and insurance escrow	51,449	52,672
Replacement reserve escrow	242,242	176,076

TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES	343,441	275,823

RENTAL PROPERTY
Buildings and components	8,551,027	8,521,590
Development and acquisition fees	1,877,705	1,877,705
Furniture and equipment	798,528	717,767

	11,227,260	11,117,062
Less accumulated depreciation	(5,950,079)	(5,634,593)

	5,277,181	5,482,469
Land	360,000	360,000

NET RENTAL PROPERTY	5,637,181	5,842,469

OTHER ASSET
Deferred loan costs (net of amortization)	116,548	127,144

	$6,172,093	$6,326,685

The accompanying notes are an integral part of these financial statements.	3

CRESTWOOD RRH, LTD.
(A FLORIDA LIMITED PARTNERSHIP)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
LIABILITIES AND EQUITY (DEFICIT)

	2006	2005

CURRENT LIABILITIES
Current maturities of long-term debt	$170,247	$155,261
Accounts payable	429,360	320,729
Accrued management fee	100,000	80,000
Accrued interest	25,634	26,831

TOTAL CURRENT LIABILITIES	725,241	582,821

DEPOSITS AND PREPAYMENT LIABILITIES
Tenants’ security deposits	49,750	47,075

LONG-TERM LIABILITIES
Loan payable — affiliate	55,000	55,000
Mortgage payable	3,325,463	3,480,724
Less current maturities	(170,247)	(155,261)
Advances from General Partner	131,168	92,168

TOTAL LONG-TERM LIABILITIES	3,341,384	3,472,631

TOTAL LIABILITIES	4,116,375	4,102,527

PARTNERS’ EQUITY (DEFICIT)	2,055,718	2,224,158

	$6,172,093	$6,326,685

The accompanying notes are an integral part of these financial statements.	4

CRESTWOOD RRH, LTD.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUES:
Rental	$1,310,504	$1,161,905
Laundry	2,576	3,747
Security deposits earned	18,323	18,244
Other	34,293	50,515

TOTAL REVENUES	1,365,696	1,234,411

EXPENSES:
Maintenance and operating	387,606	294,302
Utilities	43,634	47,052
Administrative	226,297	212,761
Taxes and insurance	206,984	177,978
Interest	314,297	328,070
Depreciation and amortization	406,673	409,975

TOTAL EXPENSES	1,585,491	1,470,138

INCOME (LOSS) FROM RENTAL OPERATIONS	(219,795)	(235,727)

OTHER INCOME AND (EXPENSES)
Interest income	3,524	1,684
Partnership management and reporting fees	(20,000)	(20,000)
Gain (loss) on disposition of rental property	(31,607)	(4,668)
Insurance — loss of rent	-0-	56,569
Gain (loss) from involuntary conversion	-0-	(138,298)

TOTAL OTHER INCOME AND (EXPENSES)	(48,083)	(104,713)

NET INCOME (LOSS)	$(267,878)	$(340,440)

The accompanying notes are an integral part of these financial statements.	5

CRESTWOOD RRH, LTD.
STATEMENTS OF CHANGES IN PARTNERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

		General	Limited
	Total	Partner(s)	Partner(s)

Partners’ equity (deficit) — January 1, 2005	$2,564,598	$331,152	$2,233,446

Net income (loss)	(340,440)	(3,404)	(337,036)

Partners’ equity (deficit) — December 31, 2005	2,224,158	327,748	1,896,410

Net income (loss)	(267,878)	(2,679)	(265,199)

*Prior period adjustment	99,438	994	98,445

Partners’ equity (deficit) — December 31, 2006	$2,055,718	$326,063	$1,729,656

*	Prior year net losses from involuntary conversion have been capitalized to building and components.

The accompanying notes are an integral part of these financial statements.	6

CRESTWOOD RRH, LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(267,878)	$(340,440)

Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation and amortization	406,673	409,975
(Gain) loss on disposal of rental property	31,607	4,668
(Gain) loss from involuntary conversion	-0-	138,298
Changes in:
Accounts receivable	4,649	(9,240)
Prepaid expenses and other current assets	-0-	675
Tax and insurance escrow	1,223	(23,670)
Accounts payable	108,631	121,332
Accrued expenses	18,803	18,909

TOTAL ADJUSTMENTS	571,586	660,947

NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES	303,708	320,507

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits to reserve for replacements	(66,166)	(30,038)
Purchase of rental property	(122,958)	(22,249)
Gain (loss) from involuntary conversion	-0-	(138,298)

NET CASH PROVIDED BY (USED BY) INVESTING ACTIVITIES	(189,124)	(190,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from General Partner	51,000	23,183
Repayments to General Partner	(12,000)	-0-
Advances from related party	-0-	(21,000)
Principal payments on mortgage loan	(155,261)	(141,594)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	(116,261)	(139,411)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,677)	(9,489)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	68,819	78,308

CASH AND CASH EQUIVALENTS — END OF YEAR	$67,142	$68,819

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$315,494	$329,161

The accompanying notes are an integral part of these financial statements.	7

CRESTWOOD RRH, LTD.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
A.	ORGANIZATION
The Partnership was formed as a Limited Partnership under the laws of the State of Florida, on December 13, 1989, for the purpose of acquiring land, owning, constructing and operating a 216 unit multi-family rental housing project.
B.	SIGNIFICANT ACCOUNTING POLICIES
     Accounting Method
The accompanying financial statements have been prepared on the accrual basis of accounting.
     Property and Equipment
Buildings, improvements and equipment are being depreciated on various methods over 5 to 27.5 years for both financial statement and income tax accounting purposes. Expenditures for maintenance and repairs are charged to expense as incurred
     Amortization
Deferred loan costs are amortized over the terms of the loan using the straight-line method.
     Rental Income
Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.
     Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
For the purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
C.	INCOME TAXES
No income tax provision has been included in the financial statements because income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

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CRESTWOOD RRH, LTD.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005
D.	MORTGAGE PAYABLE
The mortgage payable is to CAPMARK and is collateralized by a first mortgage on the rental property. The mortgage bears interest at 9.25% per annum. The loan is being amortized as follows:
$39,230 payable monthly until the principal and interest are fully paid except that the final installment shall be due and payable on July 1, 2018.
     Maturities of the note payable are as follows for the years ended December 31:

2007	$170,247
2008	186,680
2009	204,700
2010	224,458
2011	246,124
Thereafter	2,293,254

$3,325,463

E.	TRANSACTIONS WITH RELATED PARTIES
An affiliate performs rental, administrative and accounting services for CRESTWOOD RRH, LTD. in its capacity as managing agent of the Project for which the affiliate received $78,901 in 2006 and $77,533 in 2005. The affiliate has also advanced the Partnership funds to cover cash flow deficits. No amounts were advanced during 2006 and 2005. Amounts paid back during 2006 and 2005 were $0 and $21,000, respectively. The balance owed as of December 31, 2006 and 2005 was $55,000.
The Partnership is committed to pay annual management and reporting service fees of $20,000 to its General Partner and an affiliate of the Limited Partner if and when sufficient cash flow, as defined in the partnership agreement, is available. The Partnership accrued management and reporting fees of $20,000 in 2006 and 2005, respectively.
The General Partner is obligated through the terms of the Partnership to advance funds to the Partnership to cover deficits that may arise, as defined in the partnership agreement. During 2006 and 2005, $51,000 and $23,183, respectively, was advanced to cover cash flow deficits. Amounts paid back during 2006 and 2005 were $12,000 and $0, respectively. The balance owing as of December 31, 2006 and 2005 was $131,168 and $92,168, respectively.

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CRESTWOOD RRH, LTD.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2006 AND 2005
F.	VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership’s operations are concentrated in the multifamily real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations are subject to change by acts of or administrative changes mandated by these regulatory agencies. Such changes occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

G.	GAIN (LOSS) FROM INVOLUNTARY CONVERSION

The Project sustained hurricane damage during 2004 and carries commercial insurance to cover the damages. During 2005 the Project received proceeds from the insurance company of $123,416, and spent $261,714 for repairs relating to the damage. The net amount of $(138,298) for 2005 is reported in the Statement of Operations under the caption Gain (loss) from involuntary conversion.

H.	TAXABLE INCOME (LOSS)

A reconciliation of financial statement net income (loss) to taxable income (loss) of the Partnership for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Financial statement net income (loss)	$(267,878)	$(340,440)

Adjustments:
Depreciation	(8,837)	-0-
Gain (loss) on disposition of asset	(60)	-0-
Gain (loss) from involuntary conversion	-0-	138,298

Taxable income (loss)	$(276,775)	$(202,142)

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CRESTWOOD RRH, LTD.
SCHEDULES OF EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
MAINTENANCE AND OPERATING
Repairs — payroll	$69,197	$67,689
— supply	65,967	47,187
— contract	108,829	51,749
Painting and decorating	28,030	25,729
Grounds	36,868	26,579
Services	40,572	37,112
Furniture and furnishing replacement	38,143	38,257

	$387,606	$294,302

UTILITIES
Electricity	$28,444	$29,970
Water	2,793	2,932
Sewer	4,775	5,317
Fuel	3,145	3,507
Garbage and trash removal	3,393	4,403
Other utilities	1,084	923

	$43,634	$47,052

ADMINISTRATIVE
Site management payroll	$34,724	$43,463
Management fee	78,901	77,533
Auditing	8,691	13,269
Legal	16,977	4,550
Advertising	13,429	15,897
Telephone	5,436	4,185
Office supplies	37,300	26,965
Health insurance	7,687	7,336
payroll taxes	10,592	10,035
Training	325	797
Workmen’s compensation	6,998	8,731
Other administrative expenses	5,237	-0-

	$226,297	$212,761

TAXES AND INSURANCE
Real estate taxes	$131,021	$125,923
Other taxes, licenses and permits	1,451	2,162
Property and liability insurance	74,512	49,893

	$206,984	$177,978

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